As filed with the Securities and Exchange Commission on September 15, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INTERLINK-US-NETWORK, LTD.

(Exact name of registrant as specified in its charter)

California	95-4642831
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

575 Underhill Boulevard Suite 125 Syosset, New York	11791
(Address of Principal Executive Offices)	(Zip Code)

INTERLINK-US-NETWORK, LTD. 2009 INCENTIVE STOCK PLAN

(Full title of the plan)

Robert Kondratick

President

575 Underhill Boulevard

Suite 125

Syosset, New York 11791

(Name and address of agent for service)

(516) 584-2110

(Telephone number, including area code, of agent for service)

Copies to:

Fredric H. Aaron, Esq.

Fredric H. Aaron, Attorney at Law, P.C.

14 Vanderventer Avenue, Suite 212

Port Washington, NY 11050

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock	2,000,000 shares (3)	$1.00	$2,000,000.00	$142.60

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional securities of Interlink-US-Network, Ltd. (the “Company”) that may be offered or issued under the Interlink-US-Network, Ltd. 2009 Incentive Stock Plan (the “Plan”) to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price with respect to the 2,000,000 shares are calculated based on $1.00 per share, the average of the bid and asked prices of the Company’s Common Stock, as reported on the Over-The-Counter Bulletin Board (“OTCBB”) published by the National Quotation Bureau, Inc. on September 15, 2010, a date within five business days prior to the filing of this Registration Statement.

(3)	Represents 2,000,000 shares of Common Stock reserved for future issuance pursuant to awards granted under the Plan.

PART I.

ITEMS 1 and 2.   Plan Information and Registrant Information and Employee Plan Annual Information

The documents containing the information specified in Part I and II of Form S-8 have been or will be sent or given to participants in the Stock Benefit Plan as  specified  by Rule  428(b)(1)  promulgated  by the  Securities  and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended.

Such  documents  are not being filed with the  Commission,  but  constitute (along with the  documents  incorporated  by  reference  into this  Registration Statement  pursuant  to Item 3 of Part II  hereof) a  prospectus  that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission are incorporated by reference into this Registration Statement:

(1) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the Commission on April 15, 2010;

(2) The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010 filed with the Commission on May 15, 2010;

(3) The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2010 filed with the Commission on August 16, 2010;

(4) The description of the Company’s Common Stock which is contained in a registration statement filed on Form SB-2, registration number 333-88550, filed by the Registrant with the Commission on May 17, 2002; and

(5) All other reports filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold.

ITEM 4.  Description of Securities.

Not applicable.

ITEM 5.  Interests of Named Experts and Counsel.

None.

ITEM 6.  Indemnification of Directors and Officers.

We maintain directors’ and officers’ insurance which, subject to certain exclusions, insures our directors and officers against certain losses which arise out of any neglect or breach of duty (including, but not limited to, any error, misstatement, act or omission) by the directors or officers in the discharge of their duties, and insures us against amounts which we have paid or may become obligated to pay as indemnification to our directors and/or officers to cover such losses.

A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in the best interests of the corporation or that the person had reasonable cause to believe that the person's conduct was unlawful.

A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling our company pursuant to the foregoing, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.  Exemption from Registration Claimed.

Not applicable

ITEM 8.  Exhibits.

Exhibit Number	Description
4.1	Form of Common Stock certificate .

4.2	Interlink-US-Network, Ltd. 2009 Incentive Stock Plan.

5.1	Opinion of Fredric H. Aaron, Attorney at Law, P.C.

23.1	Consent of Weaver & Martin, LLC.

23.2	Consent of Fredric H. Aaron, Attorney at Law, P.C. (contained in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page hereto).

ITEM 9.  Undertakings.

The undersigned registrant hereby undertakes:

(1)

to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)

that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)

to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the annual report pursuant to Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Syosset, State of New York, on September 15, 2010.

INTERLINK-US-NETWORK, LTD.

By:	/s/ Robert Kondratick
Robert Kondratick
President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert Kondratick his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Richard M. Greenberg	Vice President and a Director	September 15, 2010
Richard M. Greenberg

/s/ A. Frederick Greenberg	Vice President and a Director	September 15, 2010
A. Frederick Greenberg

/s/ Lloyd J. Weinstein	Treasurer and a Director	September 15, 2010
Lloyd J. Weinstein

/s/ Fredric H. Aaron	Secretary and a Director	September 15, 2010
Fredric H. Aaron

EXHIBIT INDEX

The exhibits listed below are filed with the SEC as part of this Registration Statement on Form S-8.

Exhibit Number	Description
4.1	Form of Common Stock Certificate

4.2	Interlink-US-Network, Ltd. 2009 Incentive Stock Plan, as amended.

5.1	Opinion of Fredric H. Aaron, Attorney at Law, P.C.

23.1	Consent of Weaver & Martin, LLC.

23.2	Consent of Fredric H. Aaron, Attorney at Law, P.C. (contained in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page hereto).